Exhibit 5.1

Michael E. Tenta

(650) 843-5636

mtenta@cooley.com

August 8, 2013

Onyx Pharmaceuticals, Inc.

249 East Grand Avenue

South San Francisco, CA 94080

Re:          Onyx Pharmaceuticals, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Onyx Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 4,800,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), including (i) 3,800,000 shares (the “EIP Shares”) issuable pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “EIP”) and (ii) 1,000,000 shares  (the “ESPP Shares”)  issuable pursuant to the Company’s 1996 Employee Stock Purchase Plan, as amended (the “ESPP”, and together with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, the Plans, and such other documents, records, certificates, memoranda and instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares and the ESPP Shares, when sold and issued in accordance with the EIP and the ESPP, respectively, and the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

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